UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) December 15, 2006
Delphi Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

5725 Delphi Drive, Troy, MI		48098

(Address of Principal Executive Offices)		(Zip Code)
(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 18, 2006, Delphi entered into a Plan Framework Support Agreement (the “PSA”) with Cerberus Capital Management, L.P., Appaloosa Management L.P., Harbinger Capital Partners Master Fund I, Ltd., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, UBS Securities LLC and General Motors Corp. (“GM”), which outlines a framework plan of reorganization, including an outline of the financial recovery of the Company’s stakeholders and the treatment of certain claims asserted by GM, the resolution of certain pension funding issues and the corporate governance of reorganized Delphi. As previously disclosed on an amended Form 13D filed August  1, 2006 filed by Appaloosa Management L.P. and certain of its affiliates (“Appaloosa”), Appaloosa and Harbinger Capital Partners Master Fund I, Ltd are parties to a Confidential Information, Standstill and Nondisclosure Agreement with Delphi. In addition, as disclosed in its periodic filings with the Securities and Exchange Commission, including its 2005 Annual Report on Form 10K and its quarterly report on Form 10Q for the six-month period ended June 30, 2006, GM remains Delphi’s largest customer and has entered into a series of agreements with Delphi, including most recently the UAW Attrition Programs and the IUE-CWA Special Attrition Program. The PSA, as well as the economics and structure of the plan framework itself, is expressly conditioned on reaching consensual agreements with Delphi’s U.S. labor unions and GM. The PSA outlines certain plan terms, including proposed distributions to be made to creditors and shareholders, the treatment of GM’s claim, the resolution of certain pension funding issues, and the corporate governance of reorganized Delphi. In addition, the PSA describes plan terms related to the terms of the preferred stock to be issued under the plan, the establishment of a joint claims oversight committee, certain corporate governance provisions, and certain conditions precedent to plan effectiveness. The PSA has been filed as exhibit 99(a) to this Form 8-K and the following discussion is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.
The plan terms described in the PSA are conditioned on the implementation of Delphi’s transformation plan, including a settlement of all issues between Delphi and GM and Delphi’s business plan projections reflecting that Delphi’s reorganized businesses will achieve certain annual “EBITDA targets” (earnings before interest, taxes, depreciation and amortization, with adjustments for certain reorganization and restructuring costs), as defined in the PSA, and the proposal of the Plan Investors in Delphi, as contemplated and described in the Equity Purchase and Commitment Agreement described below under Item 8.01 of this Form 8-K (the “EPCA”). The PSA is subject to Delphi and GM reaching a documented settlement agreement on the resolution of all issues between GM and Delphi on or before January 31, 2007. Under the terms of the PSA, the parties thereto have agreed to work together to attempt to complete the negotiation of the terms of Delphi’s reorganization plan, as well as to resolve other outstanding issues, and to formulate and facilitate confirmation and consummation of Delphi’s reorganization plan and the transactions contemplated thereby. In so agreeing, the parties to the PSA do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable securities and bankruptcy law or the fiduciary duties of Delphi or any such other party to the PSA having such duties.
The parties to the PSA acknowledge that Delphi and GM presently intend to pursue agreements, to be documented in Delphi’s reorganization plan, the order confirming the reorganization plan and/or the documents related to Delphi’s settlement with GM, as applicable, concerning, among other matters: (a) triggering of the GM guarantees with respect to certain benefit obligations that Delphi has to certain of its unionized workers; (b) assumption by GM of certain postretirement health and life insurance obligations for certain Delphi hourly employees; (c) funding of Delphi’s underfunded pension obligations, including by the transfer to GM, pursuant to a transaction governed by Section 414(l) of the Internal Revenue Code of 1986, as amended, of certain of Delphi’s pension obligations in exchange for a note to be paid in full in cash within ten (10) days of the effective date of the Plan; (d) provision of flowback opportunities at certain GM facilities for certain Delphi employees; (e) GM’s payment of certain retirement incentives and buyout costs under current or certain future attrition programs for Delphi employees; (f) GM’s payment of mutually negotiated buy-downs; (g) GM’s payment of certain labor costs for Delphi employees; (h) a revenue plan governing certain other aspects of the commercial relationship between Delphi and GM; (i) the wind-down of certain Delphi facilities and the sales of certain Delphi business lines and sites; (j)  Delphi’s support for GM’s efforts to resource products purchased by GM; (k) licensing of Delphi’s intellectual property to GM or for its benefit; (l) treatment of the environmental matters agreement between Delphi and GM; (m) treatment of normal course items, such as warranty, recall and product liability obligations; and (n) treatment of all other executory contracts between Delphi and GM. The parties to the PSA agreed to negotiate in good faith all of the documents and transactions described above, however, the parties to the PSA acknowledged that no party has any obligation to enter into any such documents or consummate any such transactions.
The plan framework described in the PSA, which is predicated in part upon Delphi’s business plan and resolution of the GM issues, outlines the potential recoveries to Delphi’s stakeholders:

•	All senior secured debt would be refinanced and paid in full and all allowed administrative and priority claims would be paid in full.

•	Trade and other unsecured claims and unsecured funded debt claims would be satisfied in full with $810 million of common stock (18 million out of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share, and the balance in cash. The framework requires that the amount of allowed trade and unsecured claims (other than funded debt claims) not exceed $1.7 billion.

•	In exchange for GM’s financial contribution to Delphi’s transformation plan, and in satisfaction of GM's claims against Delphi, GM would receive 7 million out of a total of 135.3 million shares of common stock in the reorganized Delphi, $2.63 billion, and an unconditional release of any alleged estate claims against GM. In addition, as with other customers, certain GM claims would flow-through the chapter 11 cases and be satisfied by the reorganized company in the ordinary course of business.

•	All subordinated debt claims would be allowed and satisfied with $450 million of common stock (10 million out of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share and the balance in cash.

•	Holders of existing equity securities in Delphi would receive $135 million of common stock (3 million out of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share, and rights to purchase 56.7 million shares of common stock in the reorganized Delphi for $1.984 billion at a deemed exercise price of $35 per share (subject to the rights offering becoming effective and other conditions).

•	The PSA also reaffirms Delphi’s earlier commitment to the preservation of its salaried and hourly defined benefit pension plans and will include an arrangement to fund approximately $3.5 billion of pension obligations. As much as $2 billion of this amount may be satisfied through GM taking an assignment of Delphi’s net pension obligations under applicable federal law. GM will receive a note in the amount of such assignment on market terms that will be paid in full within ten days following the effective date of the reorganization plan. Through this funding, Delphi will make up required contributions to the pension plans that were not made in full during the chapter 11 cases.
The PSA will be terminated if the EPCA is not executed or if it is executed but later terminated. In addition, after April 1, 2007, any party to the PSA can terminate the PSA for any reason or no reason by delivering a notice of termination to the other parties to the PSA. Nevertheless, Delphi believes that the agreements that are the basis for the PSA provide Delphi with a platform to complete the transactions contemplated by therein and promptly conclude these chapter 11 cases.
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
On December 18, 2006, Delphi Corporation (“Delphi” or the “Company”) announced that at a Board of Directors meeting held Friday, December 15, the Board elected Rodney O’Neal (54) Chief Executive Officer and President, effective January 1, 2007. Steve Miller (65), Delphi’s current Chief Executive Officer was elected Executive Chairman, also effective January 1, 2007.
In conjunction with these management changes, the previously filed employment agreements of Mr. Miller and Mr. O’Neal will be amended, effective January 1, 2007 to reflect their revised titles and responsibilities and commensurately adjust their compensation. Mr. Miller’s annual base salary will be adjusted from $1,500,000 to $1,000,000; however he will continue to voluntarily waive receipt of his annual base compensation and his participation in Delphi Corporation’s incentive based employee compensation programs; thereby continuing to receive $1.00 per annum until such time as the Corporation emerges from Chapter 11 reorganization proceedings, consistent with its previously announced timeline of on or before July 1, 2006.
Mr. O’Neal’s annual base salary will be increased from $1,150,000 to $1,500,000; however he will continue to voluntarily waive receipt of 20% of his annual base salary. In addition, the Compensation Committee of the Board of Directors approved revised target performance awards for Mr. O’Neal under the Company’s incentive based employee compensation programs as follows:
•	an annual incentive plan (AIP) target of $1,875,000 for 2007; and

•	a post-emergence equity target, as previously set forth in the Key Executive Compensation Plan, for the Chief Executive Officer.
The continuation of the annual incentive plan portion of the KECP through 2007 and the payment of any awards post-emergence are subject to the approval of the U.S. Bankruptcy Court. A motion regarding these portions of the KECP is expected to be heard sometime next year.
With the election of Mr. O’Neal as the successor to Mr. Miller, the special retention agreement dated July 21, 2005, which would have provided Mr. O’Neal a lump sum payment of $1,000,000 in the event Mr. O’Neal was not so selected, was terminated.
ITEM 7.01 REGULATION FD DISCLOSURE
Delphi Corporation (“Delphi”) announced today in a press release that it is seeking court approval to enter into a replacement financing facility. Delphi Corporation will meet today with investors and discuss its plan to refinance approximately $4.5 billion in total financing, including both its $2 billion debtor-in-possession (“DIP”) and approximately $2.5 billion pre-petition secured revolver and term loan facilities. For more information regarding the DIP Credit Facility as amended, and the related approvals granted by the United States (“U.S.”) Bankruptcy Court for the Southern District of New York under chapter 11 of the U.S. Bankruptcy Code, see Delphi’s previous Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on November 22, 2005, February 8, 2006, April 18, 2006, June 20, 2006, August 11, 2006 and November 14, 2006. For more information regarding Delphi’s pre-petition secured revolver and term loan facilities, see Delphi’s 2005 Annual Report on Form 10-K and its quarterly report on Form 10-Q for the six-month period ended June 30, 2006. Later today Delphi will provide supplemental financial information containing an unaudited borrowing base calculation for debtor entities as of October 31, 2006 and EBITDA information covering the periods from June 30, 2005 through June 30, 2006. The borrowing base calculation presented should not be considered in isolation or as a substitute for items on Delphi’s consolidated balance sheet presented in accordance with U.S. GAAP. The EBITDA information should not be considered as an alternative to operating income or as an indicator of Delphi’s operating performance. All the information should be viewed in conjunction with our financial statements, and footnotes including accounting policies contained in our 2005 Annual Report on Form 10-K and subsequent periodic reports as filed with the United States Securities and Exchange Commission. An exhibit containing the borrowing base calculation, EBITDA information, and a reconciliation to the nearest comparable U.S. GAAP measurements, where applicable, that will be provided to investors is attached as exhibit 99(b) hereto.
ITEM 8.01 OTHER EVENTS
On December 18, 2006, affiliates of Cerberus Capital Management, L.P., Appaloosa Management L.P., Harbinger Capital Partners Master Fund I, Ltd. (the “Investor Affiliates”), as well as Merrill Lynch, Pierce, Fenner & Smith, Incorporated (“Merrill”) and UBS Securities LLC (together with the Investor Affiliates and Merrill, the “Plan Investors”) submitted a proposal letter to Delphi to make an equity investment in Delphi on the terms and subject to the conditions contained in the form of EPCA attached to its proposal. Upon the entry by the Bankruptcy Court of an initial approval order and subject to the other conditions described in the proposal letter, the Plan Investors agreed to enter into the EPCA and each of the Investor Affiliates committed to deliver an equity commitment letter in the form attached to the proposal letter.
On December 18, 2006, Delphi announced that it had filed several motions with the U.S. Bankruptcy Court of the Southern District of New York seeking approval of:
•	the EPCA with the Plan Investors, pursuant to which the Plan Investors would invest up to $3.4 billion in reorganized Delphi;

•	the PSA entered into on December 18, 2006, described above under Item 1.01 of this Form 8-K and attached as Exhibit 99(a) to this Form 8-K.; and

•	the authority to refinance approximately $4.5 billion in total financing, as discussed under Item 7.01 of this Form 8-K.
Delphi also provided an update on the status of its discussions with its labor unions and GM, noting that although there has been recent progress, the parties have not yet reached comprehensive agreements. A copy of the press release, together with a summary of terms of the amended DIP facility and the proposal of the Plan Investors, including the form of EPCA, are filed as exhibits to this Form 8-K, in addition to the PSA. The discussion above is qualified in its entirety by reference to these exhibits. In particular, as more fully outlined in the attached exhibits, which are incorporated by reference, the effectiveness and consummation of the transactions contemplated by the EPCA and the PSA are subject to a number of conditions precedent, including, among others, Bankruptcy Court approval, completion of due diligence to the satisfaction of the Plan Investors in their sole discretion, and Delphi’s achievement of a consensual agreements with its U.S. labor unions and GM that are acceptable to the Plan Investors in their sole discretion. Delphi has requested a hearing before the U.S. Bankruptcy Court on January 5, 2007 with respect to the revised DIP facility, the EPCA and PSA.
FORWARD-LOOKING STATEMENTS
This Current Report on Form 8-K, including the exhibit being filed as part of this report, as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession facility; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of the Equity Purchase and Commitment Agreement with its Plan Investors and the PSA; the Company’s ability to satisfy the terms and conditions of the Plan Framework Support Agreement with GM and its Plan Investors (including the Company’s ability to achieve consensual agreements with GM and its U.S. labor unions on a timely basis that are acceptable to the Plan Investors in their sole discretion); risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in Item 1. Business “Potential Divestitures, Consolidations and Wind-Downs” of the Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC including the risk factors in Part I. Item 1A. Risk Factors, contained therein. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. As described in the Company’s public statements in response to the request submitted to the U.S. Trustee for the appointment of a statutory equity committee, holders of Delphi’s common stock and other equity interests (such as options) should assume that they will not receive value as part of a plan of reorganization. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing and as stated in its October 8, 2005 press release announcing the filing of its chapter 11 reorganization cases, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (c) Exhibits. The following exhibits are being furnished as part of this report.

Exhibit
Number	Description
99(a)	Plan Framework Support Agreement, dated December 18, 2006

99(b)	Supplemental Financial Information

99(c)	Delphi Press Release dated December 18, 2006

99(d)	Summary of Terms for $4.5 billion debtor-in possession credit facility

99(e)	Proposal of Plan Investors, including form of Equity Purchase and Commitment Agreement, dated December 18, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION
(Registrant)

Date: December 18, 2006
	By:	/s/ JOHN D. SHEEHAN
John D. Sheehan
Vice President and Chief
Restructuring Officer

EXHIBIT INDEX

Exhibit
Number	Description
99(a)	Plan Framework Support Agreement, dated December 18, 2006

99(b)	Supplemental Financial Information

99(c)	Delphi Press Release dated December 18, 2006

99(d)	Summary of Terms for $4.5 billion debtor-in possession credit facility

99(e)	Proposal of Plan Investors, including form of Equity Purchase and Commitment Agreement, dated December 18, 2006.